Law Offices of
Paul, Hastings, Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, California 94105-3441
Telephone  (415) 856-7000
Facsimile  (415) 856-7100
Internet  www.paulhastings.com

March 28, 2008

Firsthand Funds
125 South Market Street, Suite 1200
San Jose, California  95113

Re:           Firsthand Funds – Firsthand Technology Value Fund (the “Fund”)

Ladies and Gentlemen:

We have acted as legal counsel to Firsthand Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 initially filed with the Securities and Exchange Commission on February 21, 2008 (the “Registration Statement”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies.  We have based our opinion on the following:

(a)
The Trust’s Declaration of Trust dated November 11, 1993, as amended on February 14, 1998 and August 11, 2001 (the “Declaration of Trust”), has been in full force and effect from the original date of its adoption through the date hereof.

(b)
the Trust’s Certificate of Trust as filed with the Secretary of State of Delaware on November 8, 1993 (the “Certificate of Trust”). The Certificate of Trust has been in full effect from the original date of its filing through the date hereof;

(c)	the Amended Bylaws of the Trust dated of February 7, 2004 (the “Bylaws”). The Bylaws, as amended, have been in full force and effect from the original date of their adoption through the date hereof;

(d)	a certificate of good standing issued by the Secretary of State of Delaware for the Trust, on March 26, 2008;

(e)
resolutions of the Trustees of the Trust adopted at a meeting on February 11, 2008, authorizing the reorganizations described in the Registration Statement, including the related reorganization agreement (the “Reorganization Agreement”) providing for the issuance of the shares of the Fund (the “Shares”);

Firsthand Funds
March 28, 2008

(f)	the Registration Statement; and

(g)	a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware.  We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Act”) and the case law interpreting the Delaware Statutory Trust Act as reported in Delaware Laws Governing Business Entities (Matthew Bender & Co., Spring 2007 edition).  We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion.  We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold in the manner specified in the Reorganization Agreement on the date of their issuance in accordance with statements in the Registration Statement and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the filing of an amendment to the Registration Statement and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

Firsthand Funds
March 28, 2008

We hereby consent to (i) the reference to our firm as Legal Counsel in the Registration Statement; and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

        /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP